Incorporator's Statement

The undersigned, the incorporator of Pebblebrook Fund, Inc., who signed and filed its Articles of Incorporation with the state of Texas, appoints the following individuals to serve as the initial directors of the corporation, who shall serve as directors until the first meeting of shareholders for the election of directors and until their successors are elected and agree to serve on the board:

Hazel Hammond Cross

Date: January 28, 2003

Signature: /s/ Bill Cross

Bill Cross

Incorporator and President of Pebblebrook Fund, Inc.

Signature: /s/ Hazel Hammond Cross

Hazel Hammond Cross